Exhibit 4.32

____________________________________________________

SHARE PURCHASE AGREEMENT

ON

KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

____________________________________________________

October 10, 2023

Share Purchase Agreement

This Share Purchase Agreement (this “Agreement”) is made and entered into on October 10, 2023 (the “Signing Date”) in Beijing, the PRC (as defined below) by and among:

A.	Kongjian Zhihui Decoration (Beijing) Co., Ltd., a limited liability company incorporated and existing under the PRC Laws, with its Unified Social Credit Code being 91110102562106843T and having its registered address at #901-96 (Cluster Registration), 9/F, Building No. 17, Courtyard No. 30, Shixing Avenue, Shijingshan District, Beijing (“Target Company”);
B.	Persons listed in Schedule A-1;
C.	CHEN Wei, a PRC citizen with ID Card number being ***;
D.	XIN Yihua, a PRC citizen with ID Card number being *** (together with CHEN Wei, referred to individually as the “Founder” or “Transferor” or collectively as the “Founders” or “Transferors”); and
E.	Beike Meijia Technology (Zhejiang) Co., Ltd., a limited liability company incorporated and existing under the PRC Laws, with its Unified Social Credit Code being 91330100MAC41WCQ4C and having its registered address at Room 2118, 21/F, Chenrong Building, 988 Shangtang Road, Gongshu District, Hangzhou, Zhejiang Province (“Beike” or “Purchaser”),

which, shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS,

1.	The Group Companies (as defined below) mainly engage in the business of home renovation and furnishing (“Main Business”);
2.	As of the Signing Date of this Agreement, the registered capital of the Target Company is RMB6,946,314, of which, the paid-in capital is RMB6,630,257, and the shareholding structure of the Target Company is set forth in Schedule B-1; CHEN Wei is the Founder and actual controller of the Target Company;
3.	The Purchaser proposes to acquire 100% equity in the Target Company held by the existing shareholders of the Target Company (the “Acquisition Transaction”), and the Transaction (as defined below) is part of the Purchaser’s acquisition of the 100% equity in the Target Company; the Transferors in the Transaction jointly hold 18.2399% equity in the Target Company (corresponding to registered capital of RMB1,267,000 of the Target Company); and the Transferors propose to sell to the Purchaser and the Purchaser is willing to accept the transfer of the 18.2399% equity in the Target Company (corresponding to registered capital of RMB1,267,000) jointly held by the Transferors free from any encumbrance in accordance with the terms and conditions of this Agreement.

THEREFORE, IT IS AGREED THAT:

Article 1Definitions and Interpretation
1.1	Definitions of Certain Terms

Unless the context otherwise requires, the following terms, when used herein, shall have the meanings ascribed to them below:

“Circular 37” refers to the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Overseas Investment, Financing and Round Trip Investment Undertaken by Domestic Residents via Special Purpose Companies (Hui Fa [2014] No.37) and its relevant operating guidelines.

“Covenantor” or “Covenantors” individually or collectively refer to the Group Companies, the Founders and the Transferors, provided that, in case of Closing, the Group Companies shall not be deemed as Covenantors ab initio.

“Laws” refer to the national, federal, supranational, international, state, provincial, local or similar statutes, laws, decrees, ordinances, rules, codes, guidelines, orders, directives, guidance, judicial interpretations, administrative regulations, normative documents and the rules governing the issuance and trading of securities on the relevant stock exchanges in or outside the PRC.

“Liabilities” refer to all debts, liabilities and obligations, accrued or fixed, absolute or contingent, due or undue, including without limitation, those arising under any Law, Action or Government Order and any contract, agreement, covenant or undertaking.

“Officer” refers to any person at or above the level of Senior Director.

“Affiliate” refers to, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; and for the avoidance of doubt, with respect to any individual, the term “Affiliate” also includes (i) his spouse, parents, children and their spouses, sibling and their spouses, (ii) his spouse’s parents, sibling and their spouses, (iii) trustee of any trust of which such individual or his immediate family member is a beneficiary or, where the trust is a discretionary trust, a discretionary object, and (iv) any entity or company controlled by the foregoing.

“Connected Transaction” refers to any transaction between any of the following Persons on one part and any of the Group Companies on the other part: (i) shareholders of the Group Companies; (ii) directors, supervisors, Officers or employees of the Group Companies; (iii) directors, supervisors, Officers or Management Personnel of similar levels and functions of any legal person or other entity directly or indirectly controlling any of the Group Companies; or (iv) respective Affiliates of the foregoing.

“Core Employees” refer to Officers of the Group Companies and other employees playing an important role in the Group Companies. Covenantors confirm that all Core Employees of the Group Companies as of the Closing Date are set forth in Schedule D-1.

“Management Holding Platforms” refer to Beijing Dongfeng Yilin Investment Consulting Partnership (Limited Partnership) and Beijing Dongfeng Yiyuan Investment Management Center (Limited Partnership), and a “Management Holding Platform” refers to either of the Management Holding Platforms.

“business day” refers to any day other than Saturday, Sunday and other days on which banks in the PRC are required or authorized by Laws to close.

“contract” refers to any oral or written contract, agreement, order, purchase order, or other similar document, arrangement or plan.

“Fundamental Representations and Warranties” refer to all representations and warranties made under Section 1 (Due Incorporation), Section 2 (Power, Authority, and Capacity), Section 3 (No Conflict), Section 4 (Ownership), Section 5 (No Investment Interest; No Undisclosed Business), Section 6 (Registered Capital), Section 9 (Compliance with Laws; Government Authorization), Section 10 (Financial Data, Books and Records), Section 13 (Taxes), Section 19 (Labor and Human Resources), Section 20 (Environmental Protection and Work Safety), Section 21 (Actions), Section 24 (No Illegal Payment) and Section 25 (Compliance with Laws on Economic Sanction) of Schedule E-1 and all representations and warranties made under Schedule E-2, attached hereto.

“Group Companies” refer to the Target Company and any Person under its direct or indirect control, including without limitation, the Persons listed in Schedule A-1.

“Transaction Documents” refer to this Agreement and other documents contemplated hereunder or in connection with the transactions contemplated hereunder.

“Domestic ESOP Platforms” refer to Beijing Huke Zhongying Enterprise Management Center (Limited Partnership) and Beijing Chengke Zhongying Enterprise Management Center (Limited Partnership), and a “Domestic ESOP Platform” refers to either of the Domestic ESOP Platforms.

“Accounting Standards” refer to any financial or accounting laws, regulations, ordinances, codes, norms and systems published by any Governmental Authority in the PRC.

“control” refers to, with respect to the relationship between two or more Persons, the power, whether exercised or not, to direct or cause the direction of the business, affairs, management or decision of a Person directly, indirectly or as trustee or executor, whether through ownership of equity, voting rights or voting securities, or as trustee or executor, or by contract, contractual arrangement, trust arrangement or otherwise, including but not limited to (i) direct or indirect ownership of fifty percent (50%) or more issued equity or shares in such Person, (ii) direct or indirect ownership of fifty percent (50%) or more voting rights in such Person, (iii) direct or indirect right to appoint a majority of members of the board of directors or similar management organ of such Person. The terms “controlled” and “under common control with” shall have meanings correlative to the foregoing.

“Core Departing Employees” refer to the core employees of the Group Companies who have departed or intend to depart (including without limitation, due to downsizing or resignation) before the Closing Date. The Covenantors confirm that the employees of the Group Companies set forth in Schedule D-2 are all Core Departing Employees as of the Signing Date hereof.

“Disclosure Schedule” refers to the disclosure schedule attached hereto as Schedule F, the information disclosed in which will constitute an exception to the representations and warranties of the Covenantors and the Transferors. The Covenantors may update the Disclosure Schedule prior to the Closing, provided that any such update must be approved by the Purchaser.

“Option” refers to, with respect to a Person, shares or equity in such Person and/or its Affiliates, interests in connection therewith and/or options and warranties which may, directly or indirectly, acquire shares or equity in such Person and/or its Affiliates and/or interests in connection therewith, in each case, granted to employees of such Person and/or its Affiliates.

“Encumbrance” refers to any mortgage, pledge, lien (including but not limited to the priority of tax claims, right of revocation and subrogation right), lease (only with respect to equity and owned personal and real property), license (only with respect to equity and owned personal and real property), Option, constraint, right of first refusal, preemptive right, debt burden, preferential arrangement, third-party claim or interest, restrictive undertaking, condition or restriction of any kind (including but not limited to any restriction on the use, voting, transfer, yields or on any other right or interest to exercise the ownership), or any form of security interest, or any form of arrangement with a similar effect and subject to third-party rights.

“Closing” refers to the Purchaser’s completion of the payment of the Second Tranche of Transfer Consideration (as defined below) to the Transferors in accordance with this Agreement.

“Closing Date” shall be the date on which the Closing takes place.

“Handover Date” shall be the date on which the Covenantors deliver all seals, articles, files, documents and other materials set forth in the list of materials as set out in Schedule G-1 and Schedule G-2 to the Purchaser in accordance with this Agreement.

“RMB” refers to Renminbi, the legal tender of the PRC.

“Commerce Department” refers to the Ministry of Commerce of the People’s Republic of China and its local counterparts.

“Trade Secret” refers to any technical information and business information which is owned by a Person, not known to the public, and capable of bringing economic benefits to such Person, including but not limited to: any confidential information relating to R&D, proprietary information, data (including but not limited to commercial, business, technical and financial data) and database, technology, technical solution, design, specification, lists and resources of customers, suppliers and partners, financial information, pricing and cost information, business and marketing plans and proposals, business activities (including financial information, business policies, etc.), released or unreleased software or hardware products, or marketing or promotional materials (including any extract, summary or other derivative form of such information), regardless of the form in which such information is stored or disseminated.

“Administration for Market Regulation” or “AMR” refers to the State Administration for Market Regulation of the PRC and its local counterparts.

“Tax” refers to any and all taxes, levies, duties and other charges of any kind collected by any Governmental Authority (together with any and all interests, fines, surcharges and additional amounts collected in connection therewith), including but not limited to: taxes levied against income, concession, accidental income or other profit, general receipts, property, sales, use, salary, employment, social security, unemployment compensation or net value; taxes in the nature of excise and use tax, withholding tax, transfer tax, value-added tax or profit tax; and customs duty, taxes and similar charges.

“Action” refers to any lawsuit, complaint, petition, appeal, request for arbitration, demand, claim, notice of violation, investigation, settlement ruling or agreement, or any claim, lawsuit, complaint, arbitration, inquiry, proceeding or investigation initiated by or before any Governmental Authority.

“Employee Incentive Plan” refers to any share ownership plan or similar arrangement which grants equity, interest in connection therewith or right or interest which may, directly or indirectly, acquire equity in the Group Companies to employees of the Group Companies as incentive.

“Indebtedness” refers to, with respect to any Person, all obligations of such Person to make payments, including but not limited to: (i) repayment of money borrowed or raised, (ii) acceptance credit, documentary letter of credit or commercial paper loan, (iii) any bond, note, loan, bill or similar instrument; (iv) any deferred payment for assets or services purchased, payment due for the performance of contractual obligations, or liquidated damages, (v) rental payment under any lease (be it a lease on land, machinery, equipment or other items) entered into primarily for the purpose of raising funds or financing the purchase of a leased asset, (vi) any guarantee, bond, standby letter of credit or other document issued for the performance of a contract, and (vii) any mortgage, security or other guarantee for financial losses in connection with the obligations of any Person.

“Governmental Authority” refers to any national or international organization, or supernational, federal, state, provincial, local or other government, governmental, regulatory or administrative department, authority or commission, or any court, tribunal or judicial or arbitral institution in or outside the PRC.

“Government Official” refers to any officer, employee or candidate of and for any Governmental Authority or its agencies (including enterprises owned or controlled by any Governmental Authority), any public international organization or any political party or political office.

“Government Authorization” refers to any and all approvals, permits, certificates, registrations, filings and qualifications required from the Governmental Authority for the conduct of business by any of the Group Companies.

“Government Order” refers to any order, writ, judgment, injunction, verdict, regulation, decision or ruling made by any Governmental Authority, alone or together with any other Governmental Authority.

“Intellectual Property Rights” include the ownership or exclusive rights in and of: (i) all inventions (whether patentable or not) and improvements thereto, all patents, patent applications and patent disclosures, (ii) all registered trademarks, right to apply for registered trademark, brands, goodwill, logos, service marks, trade names, company name and its translations, (iii) all copyrightable works (whether registered or not), all copyright registrations or applications for registration, (iv) all computer software and systems (including data and files therein) and their improvements and upgrades, (v) all other proprietary rights, (vi) Trade Secrets, (vii) accounts and IDs on third-party platforms such as App Store and Android as well as new media platforms such as Weibo and WeChat, (viii) rights and interests in and to product design documents, source codes or other technical products or operational data, (ix) data collected or obtained in relation to users, products or businesses and the rights and interests associated therewith, (x) any rights similar to Items (i)-(ix) under any Laws, whether the foregoing is registered or not, and (xi) copies and tangible carriers of all such Intellectual Property Rights (in whatever form and by whatever means).

“Material Adverse Effect” refers to (i) the entry into insolvency, liquidation, winding up or debt restructuring by any of the Group Companies and/or any of its existing shareholders, (ii) the loss of any material permits, qualifications or licenses required for any of the Group Companies to carry on its business activities, (iii) the incapacity for civil conduct, or involvement in criminal investigation proceedings, or loss of personal liberty for more than thirty (30) days, of or by any of the Founders, (iv) any material breach of the Remaining Share Transaction Documents by any other existing shareholder of the Target Company which is not cured within twenty (20) business days upon notice from the Purchaser, or (v) any other circumstance, change or impact involving any of the Group Companies and/or any of its existing shareholders and/or the direct or indirect partners or shareholders of such existing shareholders, which, alone or in aggregate, directly or indirectly: (A) causes or may reasonably expect to cause any material adverse effect on the existence, shareholding structure, business, assets, Intellectual Property Rights, Liabilities (including but not limited to contingent liabilities), financial condition, operating results, business prospects or financial position of any of the Group Companies, or (B) causes or may reasonably expect to cause any of the Group Companies and/or its legal representative or Officers to be subject to significant administrative penalties or criminal liabilities, or (C) has or may reasonably expect to have any material adverse effect on the qualifications, licenses or capabilities of any of the Group Companies to carry on its current business, or (D) causes or may reasonably expect to cause any material adverse effect on the validity, binding effect and performance of the Transaction Documents or the Remaining Share Transaction Documents.

“PRC” refers to the People’s Republic of China, and shall, for the purpose of this Agreement, exclude Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“Person” refers to any individual, partnership, firm, limited liability company, corporation, association, trust, cooperative organization, Governmental Authority, non-corporate organization, other juridical person, juridical association, unincorporated organization or other legal entity.

“Organizational Documents” refer to the articles of association, bylaws, partnership agreement, limited liability company agreement, trust agreement or other incorporation documents of any Person.

1.2	Interpretation and Rules of Construction

In this Agreement, unless the context otherwise requires:

1.2.1	Any reference to article, schedule, appendix, recital, preamble or text herein shall mean the article, schedule, appendix, recital, preamble or text of this Agreement, and such article, schedule, appendix, recital, preamble or text shall be deemed an integral part of this Agreement;
1.2.2	The headings and titles herein are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement in any way;
1.2.3	When used herein, the word “including” shall be deemed to be followed by “but not limited to”;

1.2.4	Laws defined or mentioned in this Agreement or any agreement or document mentioned herein refer to such Laws as may be amended, revised or supplemented from time to time, including subsequent Laws replacing the original ones;
1.2.5	Any reference to any agreement, instrument or other document herein shall mean such agreement, instrument or other document as may be amended, revised or supplemented from time to time;
1.2.6	Any reference to any Person shall also include its permitted assigns and successors; any reference to a company shall include any of its branches;
1.2.7	When used herein, “hereof”, “herein”, “hereunder” and other words of similar import shall refer to the entire Agreement, instead of any provision of this Agreement; and
1.2.8	The Covenantors shall be jointly and severally liable to each other for the obligations of any Covenantor mentioned herein.
Article 2Transaction Arrangement
2.1	Share Transfer
2.1.1	Subject to this Agreement, each Transferor severally and jointly agrees to transfer and sell 18.2399% equity in the Target Company (corresponding to registered capital of RMB1,267,000) jointly held by them to the Purchaser at the Transfer Consideration agreed in Article 3.1 (the “Transaction”), of which, CHEN Wei will transfer 14.4009% equity in the Target Company (corresponding to registered capital of RMB1,000,333) and XIN Yihua will transfer 3.8390% equity in the Target Company (corresponding to registered capital of RMB266,667) (collectively the “Shares”).
2.1.2	Each Transferor severally and jointly acknowledges and agrees that the Shares transferred to the Purchaser shall be free from any Encumbrance, that the Purchaser shall obtain all rights, titles and interests in and to the Shares upon Closing, and that the ownership of the Shares and any rights and interests in connection with or arising from such ownership shall be transferred to the Purchaser from the Transferors respectively upon Closing, and vested in the Purchaser thereafter.
2.1.3	Concurrently with the execution of this Agreement, the Covenantors shall procure each shareholder of the Target Company other than the Transferors to enter into the transaction documents relating to transactions where such shareholders transfer all their equity in the Target Company to the Purchaser (the “Remaining Share Transaction”) (including but not limited to a share transfer agreement and other documents required in such agreement; collectively, the “Remaining Share Transaction Documents”) with the Purchaser, which shall specify that the Purchaser will purchase all equity in the Target Company held by relevant shareholders.
2.1.4	The Parties acknowledge and agree that the Transaction is part of the Purchaser’s acquisition of the 100% equity in the Target Company, and therefore (1) the

Purchaser intends to purchase all the Shares in whole, and unless the Purchaser otherwise agrees in writing, none of the Transferors may transfer the Shares in part. And if the Transferors fail to complete the transfer of the Shares in whole, the Purchaser shall have the right to terminate the Transaction and/or this Agreement; and (2) where other shareholders of the Target Company fail to complete the Remaining Share Transaction, or any share transfer transaction under the Remaining Share Transaction is terminated, the Purchaser shall have the right to terminate the Transaction and/or this Agreement. For the avoidance of doubt, the foregoing shall not prejudice other rights of the Purchaser hereunder.

2.2	Anti-monopoly Notification

Upon execution of this Agreement and the Remaining Share Transaction Documents, the Purchaser will file a notification of concentration of undertakings with the competent Governmental Authority with respect to the Acquisition Transaction (the “Anti-monopoly Notification”), the Transferors shall provide necessary support for the Anti-monopoly Notification, including but not limited to provision of information and materials relating to the Transferors required by the competent Governmental Authority and signing necessary documents, within the reasonable time limit required by the Purchaser, after the execution of this Agreement.

2.3	Shareholding Structure upon Completion of Acquisition Transaction

Upon completion of the Acquisition Transaction, the Purchaser will hold 100% equity in the Target Company (corresponding to registered capital of RMB6,946,314), and the then shareholding structure of the Target Company will be as shown in Schedule B-2.

Article 3Payment of Transfer Consideration
3.1	Base Transfer Consideration
3.1.1	It is agreed that, subject to the terms and conditions agreed herein, (1) the transfer price for the Shares held by CHEN Wei will be RMB230,414,691 (“Base Transfer Consideration for CHEN Wei”, subject to the adjustment arrangement agreed in Article 3.2 hereof; the adjusted Transfer Consideration is hereinafter referred to as the “Adjusted Transfer Consideration for CHEN Wei”, which, together with the Base Transfer Consideration for CHEN Wei, is collectively referred to as the “Transfer Consideration for CHEN Wei”); and (2) the transfer price for the Shares held by XIN Yihua will be RMB61,423,541 (“Base Transfer Consideration for XIN Yihua”, subject to the adjustment arrangement agreed in Article 3.2 hereof; the adjusted Transfer Consideration is hereinafter referred to as the “Adjusted Transfer Consideration for XIN Yihua”, which, together with the Base Transfer Consideration for XIN Yihua, is collectively referred to as the “Transfer Consideration for XIN Yihua”; the Transfer Consideration for XIN Yihua and the Transfer Consideration for CHEN Wei are collectively referred to as the “Transfer Consideration”); and the Purchaser shall pay the Transfer Consideration to the Transferors in accordance with Article 3.4 hereof.
3.1.2	For the avoidance of doubt, the Transfer Consideration shall be a Tax-inclusive price (inclusive of the income Tax, stamp duty, etc. payable by the Transferors for the Transaction), that is, except the stamp duty payable by the Purchaser for the

Transaction, the Purchaser will not bear any additional Taxes for the Transaction.

3.1.3	The Parties acknowledge that, where the Target Company converts capital reserves of the Target Company to increase its registered capital before the Closing, the Purchaser will still acquire the equity of the same proportion in the Target Company after the Closing, with the capital contribution amount corresponding thereto increasing to the same extent, provided that the amount of Transfer Consideration due to the Transferors shall remain the same.
3.2	Adjustment to Transfer Consideration
3.2.1	Upon the occurrence of the Closing, to the extent that all conditions set forth in Section 1 of Schedule C-2 are satisfied or not satisfied but waived in writing by the Purchaser, the Purchaser and the Transferors further agree that the consideration for CHEN Wei to transfer the Shares held by him shall be adjusted (the “First Consideration Adjustment for CHEN Wei”) and the adjusted Transfer Consideration shall be RMB251,533,228, and CHEN Wei shall be entitled to the First Premium agreed under Item (e) of Article 3.4.1, and the consideration for XIN Yihua to transfer the Shares held by him shall be adjusted (the “First Consideration Adjustment for XIN Yihua”) and the adjusted Transfer Consideration shall be RMB67,053,283, and XIN Yihua shall be entitled to the First Premium agreed under Item (e) of Article 3.4.1.
3.2.2	To the extent that all conditions set forth in Section 2 of Schedule C-2 are satisfied or not satisfied but waived in writing by the Purchaser, the Purchaser and the Transferors further agree that the consideration for CHEN Wei to transfer the Shares held by him shall be further adjusted (the “Second Consideration Adjustment for CHEN Wei”) and the Transfer Consideration after such two adjustments shall be RMB272,651,765 (or, in the absence of the First Consideration Adjustment for CHEN Wei, the adjusted Transfer Consideration shall be RMB251,533,228), and CHEN Wei shall be entitled to the Second Premium agreed under Item (f) of Article 3.4.1, and the consideration for XIN Yihua to transfer the Shares held by him shall be further adjusted (the “Second Consideration Adjustment for XIN Yihua”) and the Transfer Consideration after such two adjustments shall be RMB72,683,025 (or, in the absence of the First Consideration Adjustment for XIN Yihua, the adjusted Transfer Consideration shall be RMB67,053,283), and XIN Yihua shall be entitled to the Second Premium agreed under Item (f) of Article 3.4.1.
3.3	Two-to-sign Account
3.3.1	Within five (5) business days upon satisfaction or no satisfaction but waiver in writing by the Purchaser of all conditions precedent set forth in Section 1 of Schedule C-1 hereto, each Transferor shall open a special RMB two-to-sign account (“Two-to-sign Account”) in his own name with a domestic bank designated by the Purchaser. Upon opening of the Two-to-sign Account, each Transferor shall receive the respective First Tranche of Transfer Consideration by his Two-to-sign Account in accordance with Article 3.4.1(a).
3.3.2	Each Two-to-sign Account shall have two account signatories respectively appointed by the Purchaser and the corresponding Transferor, and no amount in the Two-to-sign Account will be released unless both signatories sign for the same in accordance with the terms hereof. For the avoidance of doubt, costs relating to the opening and maintenance of the Two-to-sign Account, including but not limited to the fees, notarization fee, transfer charge or other charges, etc. (if any) collected by the escrow bank, shall be borne by the corresponding Transferor; and the interest and other income generated by the funds in the Two-to-sign Account shall belong to the Purchaser.

3.3.3	The Transferors agree and acknowledge that, with respect to each Two-to-sign Account, from the date of opening of such Two-to-sign Account to the date when the Purchaser cooperates with the Transferor to release the escrow of the Two-to-sign Account, the Purchaser shall have the right to inquire and be informed of the current balance of the Two-to-sign Account from time to time, and the Transferor shall be obliged to provide reasonably practicable evidence or solution to assure such right of the Purchaser.
3.3.4	Except for leaving a seal impression for the purpose of implementation of escrow of the Two-to-sign Account, the relevant Party shall neither enable online bank transfer or the like of and for the Two-to-sign Account, nor hold any payment key or the like of the Two-to-sign Account. All activities relating to the Two-to-sign Account, including but not limited to the change or termination of account, the activation or de-activation of any service, the withdrawal or transfer of any money, the purchase or sale of foreign exchange, stocks, bonds, banking products or other securities, gold or other precious metals, the creation or permitted existence of any security interest over the account, the appointment, addition, removal and/or substitution of any person as an authorized signatory or user of the account, or giving any other instructions to the bank, etc., shall be carried out only with the mutual consent of the Transferor and the Purchaser with respect to each Two-to-sign Account.
3.3.5	Where, in any case, the Two-to-sign Account is subject to any Encumbrance due to any judicial attachment or freezing initiated by any third party or otherwise, each Transferor shall take reasonable and effective measures to ensure this will create no impediment to the payment of the First Tranche of Transfer Consideration for the Transaction. In case of any such attachment, freezing or other Encumbrance, which has not been released five (5) business days before the Transfer Consideration shall be released and paid to the bank account designated by the competent taxation authority in accordance with this Agreement, the relevant Transferor shall open a new Two-to-sign Account and deposit funds equivalent to the then balance at the time when the original Two-to-sign Account is attached or frozen into such new Two-to-sign Account, and such new Two-to-sign Account shall also be bound by relevant provisions hereof.
3.3.6	Within two (2) business days upon receipt of the First Tranche of Transfer Consideration, each Transferor shall, with respect to his transfer of the Shares held by him, complete filing of Tax return and full payment of all relevant Taxes with and to the competent PRC taxation authority no later than the taxation period stipulated under the PRC Tax Laws and for the total Transfer Consideration (i.e. RMB272,651,765 for CHEN Wei, and RMB72,683,025 for XIN Yihua) assuming that the two adjustments to the Transfer Consideration agreed in Article 3.2 have both taken place, and the Transferor and the Purchaser shall jointly instruct the escrow bank to make full payment of his individual income tax payable for the Transaction to the bank account designated by the competent taxation authority by remittance or bank account transfer. Within ten (10) business days upon completion of the filing and payment of individual income tax and stamp duty agreed herein, the Purchaser and the Transferors shall cooperate in completing the release of escrow of the Two-to-sign Account, that is, removal of the account signatory designated by the Purchaser for the Two-to-sign Account, after which, the Two-to-sign Account shall no longer be bound by the relevant provisions of Article 3.3 hereof.

3.4	Payment of Transfer Consideration
3.4.1	The Transfer Consideration shall be paid as follows:
(a)	Within twenty-five (25) business days after all conditions precedent set forth in Section 1 of Schedule C-1 hereto are satisfied or not satisfied but waived by the Purchaser, and each Transferor has opened a Two-to-sign Account and given a payment notice stating information about the Two-to-sign Account and the amount of the First Tranche of Transfer Consideration, the Purchaser shall (x) pay RMB54,530,353 to the Two-to-sign Account opened by CHEN Wei as the first tranche of the Base Transfer Consideration for CHEN Wei, and (y) pay RMB14,536,605 to the Two-to-sign Account opened by XIN Yihua as the first tranche of the Base Transfer Consideration for XIN Yihua (together, the “First Tranche of Transfer Consideration”, and the date when the First Tranche of Transfer Consideration is paid is hereinafter referred to as the “First Tranche Payment Date”).
(b)	On the Closing Date, the Purchaser shall (x) pay RMB73,057,983 of the Base Transfer Consideration for CHEN Wei to the bank account designated in the payment notice given by CHEN Wei in accordance with Section 2.14 of Schedule C-1 (“Designated Account of CHEN Wei”) and (y) pay RMB8,644,970 of the Base Transfer Consideration for XIN Yihua to the bank account designated in the payment notice given by XIN Yihua in accordance with Section 2.14 of Schedule C-1 (“Designated Account of XIN Yihua”) (together, the “Second Tranche of Transfer Consideration”). For the avoidance of doubt, where CHEN Wei or XIN Yihua makes any refund to the Purchaser from his Two-to-sign Account in accordance with Section 2.7 of Schedule C-1, any amount in such refund that is the First Tranche of Transfer Consideration (excluding interest accrued in such Two-to-sign Account) shall also be paid to CHEN Wei or XIN Yihua as the case may be on the Closing Date.
(c)	Within twenty-five (25) business days after all conditions precedent set forth in Section 3 of Schedule C-1 hereto are satisfied or not satisfied but waived by the Purchaser, the Purchaser shall (x) pay RMB63,981,748 to the Designated Account of CHEN Wei as the third tranche of the Base Transfer Consideration for CHEN Wei, and (y) pay RMB19,120,983 to the Designated Account of XIN Yihua as the third tranche of the Base Transfer Consideration for XIN Yihua (together, the “Third Tranche of Transfer Consideration”, and the date when the Third Tranche of Transfer Consideration is paid is hereinafter referred to as the “Third Tranche Payment Date”).
(d)	Within twenty-five (25) business days after all conditions precedent set forth in Section 4 of Schedule C-1 hereto are satisfied or not satisfied but waived by the Purchaser, the Purchaser shall (x) pay RMB38,844,607 to the Designated Account of CHEN Wei as the fourth tranche of the Base Transfer Consideration for CHEN Wei, and (y) pay RMB19,120,983 to the Designated Account of XIN Yihua as the fourth tranche of the Base Transfer Consideration for XIN Yihua (together, the “Fourth Tranche of Transfer Consideration”, and the date when the Fourth Tranche of Transfer Consideration is paid is hereinafter referred to as the “Fourth Tranche Payment Date”).

(e)	Within twenty-five (25) business days after all conditions set forth in Section 1 of Schedule C-2 hereto are satisfied or not satisfied but waived in writing by the Purchaser, the Purchaser shall pay any increment relating to the adjusted Transfer Consideration to the Designated Account of CHEN Wei and the Designated Account of XIN Yihua respectively, that is, with respect to CHEN Wei, RMB21,118,537 and with respect to XIN Yihua, RMB5,629,742 (together, the “First Premium”).
(f)	Within twenty-five (25) business days after all conditions set forth in Section 2 of Schedule C-2 hereto are satisfied or not satisfied but waived in writing by the Purchaser, the Purchaser shall pay any increment relating to the adjusted Transfer Consideration to the Designated Account of CHEN Wei and the Designated Account of XIN Yihua respectively, that is, with respect to CHEN Wei, RMB21,118,537 and with respect to XIN Yihua, RMB5,629,742 (together, the “Second Premium”).

The Transferors agree and acknowledge that the Transaction is part of the Purchaser’s acquisition of the 100% equity in the Target Company, and as the Remaining Share Transaction involves payment to overseas transferors, it shall not be deemed as a breach by the Purchaser under the Transaction Documents and the Remaining Share Transaction Documents, if, due to foreign exchange regulatory requirements, the Purchaser makes such payment beyond the payment period set forth in the Remaining Share Transaction Documents or is unable to make such payment, in which case the Parties shall negotiate a resolution amicably. For the avoidance of doubt, the foregoing shall not apply to the Purchaser’s obligation to pay the First Tranche of Transfer Consideration.

3.4.2	Each Transferor shall make written confirmation to the Purchaser on the date when he receives any Transfer Consideration from the Purchaser.
3.5	Withholding of Taxes
3.5.1	Each Transferor shall solely bear any Taxes and charges payable by him in connection with the Transaction under the applicable Laws, and shall truly, accurately and completely submit and fill in materials and information for Tax return in connection with the Transaction (including but not limited to the investment cost) in accordance with the provisions of applicable Laws and requirements of competent PRC Tax authority.
3.5.2	Within two (2) business days upon receipt of the First Tranche of Transfer Consideration paid by the Purchaser, each Transferor shall, with respect to his transfer of the Shares held by him, complete filing of Tax return and full payment of all relevant Taxes (including but not limited to the individual income Tax and the stamp duty, etc.) with and to the competent PRC taxation authority within the taxation period stipulated under the PRC Tax Laws and for the Transfer

Consideration after the two adjustments agreed in Article 3.2 (i.e. the total amount of Transfer Consideration assuming that the two adjustments to the Transfer Consideration have both taken place). The Transferors agree that the Purchaser shall be entitled to review all the materials for Tax return in connection with the Transaction (including but not limited to tax calculation sheets, supporting materials on historical investment, etc.) to be submitted to the competent PRC taxation authority at any time and propose adjustments thereto, before such materials are submitted to the competent PRC taxation authority.

3.5.3	Notwithstanding anything to the contrary herein, where the Transferors fail to perform their obligations to file and pay their individual income Tax and stamp duty in accordance with this Article 3.5, the Purchaser shall be entitled to withhold such Taxes if the Purchaser has obligation to do so under applicable Laws and deems it necessary to do so. Then the Target Company and the Transferors shall cooperate with the Purchaser in performing such withholding obligation, and in providing the documents and information required for the calculation of the payable Taxes and the completion of the withholding formalities.
Article 4Conditions Precedent to the Payment of Base Transfer Consideration
4.1	Conditions Precedent to the First Tranche Payment

The Purchaser’s obligation to pay the First Tranche of Transfer Consideration shall be subject to the satisfaction of all conditions set forth in Section 1 of Schedule C-1 to the satisfaction of the Purchaser (any or all of which may be waived in writing by the Purchaser at its own discretion). The Parties shall make their best reasonable efforts to procure the satisfaction of the conditions precedent to the payment of the First Tranche of Transfer Consideration on their respective part as soon as possible after the execution of this Agreement.

4.2	Conditions Precedent to the Second Tranche Payment

The Purchaser’s obligation to pay the Second Tranche of Transfer Consideration shall be subject to the satisfaction of all conditions set forth in Section 2 of Schedule C-1 to the satisfaction of the Purchaser (any or all of which may be waived in writing by the Purchaser at its own discretion). The Parties shall make their best reasonable efforts to procure the satisfaction of the conditions precedent to the payment of the Second Tranche of Transfer Consideration on their respective part as soon as possible after the execution of this Agreement.

4.3	Conditions Precedent to the Third Tranche Payment

The Purchaser’s obligation to pay the Third Tranche of Transfer Consideration shall be subject to the satisfaction of all conditions set forth in Section 3 of Schedule C-1 to the satisfaction of the Purchaser (any or all of which may be waived in writing by the Purchaser at its own discretion). The Parties shall make their best reasonable efforts to procure the satisfaction of the conditions precedent to the payment of the Third Tranche of Transfer Consideration on their respective part as soon as possible after the execution of this Agreement.

4.4	Conditions Precedent to the Fourth Tranche Payment

The Purchaser’s obligation to pay the Fourth Tranche of Transfer Consideration shall be subject to the satisfaction of all conditions set forth in Section 4 of Schedule C-1 to the satisfaction of the Purchaser (any or all of which may be waived in writing by the Purchaser at its own discretion). The Parties shall make their best reasonable efforts to procure the satisfaction of the conditions precedent to the payment of the Fourth Tranche of Transfer Consideration on their respective part as soon as possible after the execution of this Agreement.

Article 5Closing and Delivery
5.1	Closing

Subject to all terms and conditions hereof, the Closing of the Transaction shall occur concurrently with the closing of the Remaining Share Transaction (excluding the transaction between the Purchaser and the Domestic ESOP Platforms and the Management Holding Platforms concerning transfer of equity in the Target Company held by them), within twenty-five (25) business days from the date when all conditions precedent to payment set forth in Section 2 of Schedule C-2 are satisfied or waived in writing by the Purchaser (other than those to be satisfied on the Closing Date in accordance with this Agreement, which shall be satisfied on such date) (and for the avoidance of doubt, any extension of the said period due to regulatory requirements of the bank or Governmental Authority shall not be deemed as breach by the Purchaser, in which case the Parties shall negotiate a solution amicably).

The Parties confirm that from the Closing Date, the Purchaser will have the legal, valid, absolute and exclusive ownership of all the Shares in the Target Company held by it, free from any Encumbrance.

5.2	Delivery
5.2.1	On the First Tranche Payment Date, the Covenantors shall deliver the following documents to the Purchaser:
(a)	The register of shareholders of the Target Company, showing that the Purchaser has been entered therein as a shareholder holding 86.4264% equity in the Target Company;
(b)	The capital contribution certificate of the Target Company, indicating the company name, date of establishment, registered capital, the name of shareholders and their respective subscribed contribution amount, shareholding percentage, date of payment of contribution, and the number and date of capital contribution certificate; and
(c)	Other documents and materials to be provided to the Purchaser by the Covenantors and the Transferors on or before the First Tranche Payment Date, as agreed in Section 1 of Schedule C-1 and elsewhere herein.
5.2.2	The Covenantors undertake that, after the Purchaser pays the First Tranche of Transfer Consideration in accordance with Article 3.4.1 hereof, they shall hand over all corresponding documents and materials to the Purchaser or the person designated by the Purchaser on the First Tranche Payment Date and in accordance with the list of materials set forth in Schedule G-1, and ensure the Purchaser or the person designated by the Purchaser will have access to review all Intellectual Property Rights information, data backend and source codes (if involved) of the Group Companies, which shall be to the satisfaction of the Purchaser.

Article 6Representations and Warranties of the Covenantors and the Transferors
6.1	In order to procure and as condition to the Purchaser’s execution of this Agreement, the Covenantors hereby severally and jointly make all representations and warranties set forth in Schedule E-1 to the Purchaser and ensure that such representations and warranties are authentic, complete and accurate, and not misleading in any respect, from the Signing Date of this Agreement to the First Tranche Payment Date and the Closing Date, except as disclosed in the Disclosure Schedule.
6.2	In order to procure and as condition to the Purchaser’s execution of this Agreement, the Transferors hereby make all representations and warranties set forth in Schedule E-2 to the Purchaser and ensure that such representations and warranties are authentic, complete and accurate, and not misleading in any respect, from the Signing Date of this Agreement to the First Tranche Payment Date and the Closing Date.
6.3	Any representations and warranties made and submitted by the Covenantors and the Transferors under and in accordance with this Agreement shall survive the Closing until the fifth (5th) anniversary of the Closing Date, provided that the limitation of such period shall not apply: (1) to the Fundamental Representations and Warranties, which shall remain in full force and effect after the Closing, and (2) if the Covenantors commit any fraud, gross negligence or willful misconduct.
Article 7Representations and Warranties of the Purchaser

In order to procure and as condition to the other Parties’ execution of this Agreement, the Purchaser hereby makes all representations and warranties set forth in Schedule E-3 to the other Parties and ensure that such representations and warranties are authentic, complete and accurate, and not misleading in any respect, on the Signing Date of this Agreement, the First Tranche Payment Date and the Closing Date.

Article 8Special Provisions
8.1	Pre-Closing Covenants on Business Operation

The Covenantors severally and jointly undertake and agree that, from the Signing Date to the Closing Date or the Handover Date (whichever is later): except with prior written consent of or as otherwise required by the Purchaser, the Group Companies shall, and other Covenantors shall procure the Group Companies to: (i) conduct business in the ordinary course of business consistent with past practices and prudent business practices, and carry out normal business cooperation with existing and potential suppliers or business partners, (ii) make best efforts to protect all assets of the Group Companies, maintain the relationship between the Group Companies and their suppliers, customers and employees, safeguard the core patents (including but not limited to those already granted and pending) of the Group Companies, and ensure no patent license on which core products of the Target Company rely is terminated, canceled or materially modified, and (iii) maintain financial books and records as usual, conduct financial operations in compliance with regulations, and make best efforts to prevent the business from any adverse effect in all material respects. Without limiting the foregoing and without prior written consent of the Purchaser, the Group Companies shall not, and the Covenantors shall procure the Group Companies not to:

8.1.1	issue or sell bonds or other securities (or any Option, warrant, or other right to acquire equity) of and in any of the Group Companies, increase or decrease the registered capital of any of the Group Companies, or transfer the equity in any of the Group Companies, or redeem any equity in any of the Group Companies (other than Options or restrictive shares waived by its employees), or declare, make or pay any profit distribution, dividend, bonus or other distribution to the shareholders of any of the Group Companies, or create or permit the creation of any Encumbrance over any part of equity in the Group Companies;
8.1.2	incur any capital expenditure, or create or permit the creation of any Encumbrance over any asset or property of any of the Group Companies;
8.1.3	discharge or otherwise release any Liabilities or waive any right;
8.1.4	except for sale of products in the normal course of business, dispose of any property or asset of a value exceeding RMB500,000 individually or in aggregate, be it real or personal property or other asset (including but not limited to leasehold interest and intangible assets, but excluding other leasehold interest other than store leasehold interest of the Group Companies), or conduct any act or omission having adverse effect on their operating condition and asset value;
8.1.5	merge or consolidate into or with any third party, or purchase any asset of an amount exceeding RMB500,000 individually or in aggregate, or invest in any Person (other than in new stores in the normal course of business);
8.1.6	amend the articles of association of any of the Group Companies (except as expressly required in the Transaction Documents);
8.1.7	increase, or announce or commit to increase the amount of salary, compensation, bonus, incentive payment, pension or other benefits payable to any employee of any of the Group Companies by more than 8% in respect of a single employee, or develop or adopt any new benefit plan (except with prior consent of the Purchaser for the purpose of consummating the Acquisition Transaction);
8.1.8	hire and remove any Officer;
8.1.9	change any accounting method, practices or systems of any of the Group Companies, except as required by the applicable accounting standards;
8.1.10	grant any license of any Group Intellectual Property Rights to others, allow the lapse, abandonment, donation or waiver of the Group Intellectual Property Rights which are needed in the operation of any of the Group Companies, or disclose any Trade Secret, formula, process, know-how or other Group Intellectual Property Rights which are not publicly known prior to such disclosure, or take any action which causes or may cause the termination, cancellation or material change of and to any patent license on which the core products of the Group Companies rely;
8.1.11	enter into any contract, or materially amend or adjust the terms of any contract, or agree to terminate any contract, except for conclusion, amendment, adjustment or termination of contract required for the conduct of business in the normal course of business consistent with past practices and prudent business practices or for the conduct of normal business cooperation with existing and potential suppliers or business partners;

8.1.12	provide loan to or guarantee for the debts of any third party, or borrow, inherit or incur any Indebtedness, except for bank loan consented by the Purchaser, and the Group Companies’ payment for assets or services purchased or payment due for the performance of contractual obligations in the normal course of business consistent with past practices and prudent business practices, for the purpose of the Main Business;
8.1.13	initiate or settle any lawsuit, arbitration or administrative proceedings of an amount exceeding RMB150,000 individually or RMB500,000 in aggregate;
8.1.14	grant or set up an employee incentive plan of any form, or adjust any existing employee incentive plan, except for cancellation of or adjustment to any existing employee incentive plan for the purpose of consummating the Acquisition Transaction;
8.1.15	enter into any Connected Transaction with the founding shareholders and/or their Affiliates, except with prior consent of the Purchaser and for the purpose of consummating the Acquisition Transaction;
8.1.16	take any action which may be reasonably expected to cause the failure of any condition for payment of each tranche under the Transaction Documents, or any other action which may have actual or potential adverse effect on the transactions under the Transaction Documents (including but not limited to rendering the representations or warranties of the Covenantors contained herein misrepresented or misleading in any material aspect); and
8.1.17	enter into any arrangement, undertaking or agreement for any of the foregoing.

From the Signing Date to the Closing Date or the Handover Date (whichever is later), with respect to the disposal of other leasehold interests other than the store leasehold interests of the Group Companies and matters concerning new stores of the Group Companies in the normal course of business (other than one new store which the Group Companies intend to open in the southern area of Beijing and one existing store located in Wuhan which is planning to be relocated, in each case, acknowledged by the Purchaser), the Group Companies shall notify the Purchaser in writing at least fifteen (15) business days in advance and provide the Purchaser with necessary information or documents relating to such matters. Where the Purchaser raises any objection to such matters upon receipt of the notice from the Group Companies, the Group Companies and the Purchaser shall agree on a solution to such matters through amicable negotiation within twenty (20) business days thereafter, to ensure the conduct of normal business by the Group Companies.

8.2	Management Handover
8.2.1	After the Signing Date, the Founders and the Group Companies shall be responsible for organizing relevant personnel to prepare for the handover of the Group Companies, including but not limited to collecting and sorting company files, compiling lists of items and materials to be handed over, including the materials listed in Schedule G, etc. The Parties further agree that, after the Signing Date, the Founders and the Group Companies shall allow personnel designated by the

Purchaser to go to the Group Companies to understand and familiarize themselves with the management, operation, financial condition and property status of the Group Companies, getting prepared for the management handover of the Group Companies.

8.2.2	The Group Companies shall be responsible for the accounting prior to the Closing Date and for the month of the Closing Date, and the Purchaser shall be responsible for the accounting from (and including) the month immediately following the month of the Closing Date. The Tax return filing for the month of the Closing Date shall be led by the Purchaser, with cooperation from the Founders and the Group Companies.
8.3	Further Action

From the Signing Date to the Closing or the date when the Purchaser and/or its Affiliates have acquired the actual control of the Group Companies (whichever is later), the Parties shall, and shall procure their respective Officers, directors, employees, agents, representatives, accountants, legal consultants, financial advisors and any and all other relevant personnel to, make best efforts to take or procure the taking of all such actions and do or procure the doing of all such things under applicable Laws (including but not limited to satisfying any conditions for the Closing and payment hereunder) as are necessary and appropriate, and sign and deliver all such documents and other instruments (including but not limited to documents required to be submitted and/or signed in accordance with the requirements of the Administration for Market Regulation) as are necessary, to facilitate the completion of the Closing of the Transaction as soon as possible.

8.4	Access to Information and Notification of Progress
8.4.1	From the Signing Date to the Closing Date or the Handover Date (whichever is later), the Covenantors shall, and shall procure the management personnel set forth in Schedule A-2 attached hereto (the “Management Personnel”) and their nominees, including but not limited to the staff, directors, employees, agents, representatives, accountants and legal consultants designated by the Management Personnel to: (i) allow reasonable access by the Purchaser and its authorized representative to the offices, property, books and records of the Group Companies through the Management Personnel and their nominees during normal business hours, and (ii) have the Management Personnel and their nominees provide the Officers, employees and authorized agents and representatives of the Purchaser with further financial and operational data and other information (or photocopies thereof) about the Group Companies and their business as the Purchase may reasonably require from time to time. Besides, the Covenantors shall immediately notify the Purchase about any litigation, arbitration or administrative proceedings (including any litigation, arbitration or administrative proceedings brought by the Group Companies) arising or likely to arise in connection with the Shares and/or the Group Companies.
8.4.2	From the Signing Date to the Closing Date or the Handover Date (whichever is later), the Covenantors shall immediately notify the Purchaser in writing upon the knowledge of: all events, circumstances, facts and situations which will, or could reasonably be expected to cause any conditions precedent to payment to become unsatisfied, or which may cause the Covenantors to breach their representations, warranties or undertakings made under the Transaction Documents, and all material developments that have a significant impact on the assets, liabilities, business, financial condition, operations, operating results, customer or supplier relationships, employee relationships, forecasts or prospects of the Group Companies.

8.4.3	For the avoidance of doubt, the right to access and information of the Purchaser under Article 8.4 shall not in any way prejudice or restrict any representations and warranties made by the Covenantors under the Transaction Documents.
8.5	Non-Compete Covenant

Unless otherwise agreed by the Purchaser in writing, from the Closing Date to the later of (the “Restricted Period”): (i) the second (2nd) anniversary of the departure of the Founders from the Target Company or its Affiliates; and (ii) the second (2nd) anniversary of no longer holding directly or indirectly by the Founders of any equity in the Target Company, the Founders and its Affiliates (other than the Group Companies) shall neither engage in any business similar to or competing with the Main Business of the Group Companies, the Purchaser and their Affiliates and the extended upstream and downstream business of the Group Companies (the “Competing Business”) within the PRC, nor directly or indirectly hold any interest in any entity engaging in the Competing Business, or carry out any act detrimental to the interest of the Group Companies, including but not limited to:

8.5.1	being employed or serving in any Person (“Competitor”) who directly or indirectly engages in the Competing Business as its main business, including holding office as director or Officer of the Competitor;
8.5.2	investing in any Competitor in any form (including but not limited to becoming owner, shareholder, actual controller, equity holder, creditor of or otherwise directly or indirectly holding interest in such Competitor, other than holding no more than 1% shares in such Competitor through open market investment), or providing loan, customer information or other form of assistance, or any form of service, consulting or opinion to any Competitor, or incorporating any Competitor; selling, transferring, granting, licensing or otherwise disposing of any asset or Intellectual Property Rights relating to the Competing Business to any Competitor;
8.5.3	recruiting any employees of the Purchaser and/or its Affiliates for themselves and/or their Affiliates, any Competitor or other Persons, or soliciting any employees of the Purchaser and/or its Affiliates to leave the Purchaser and/or its Affiliates (regardless of whether such employees actually enter into a written labor contract with the Group Companies/the Purchaser and/or their Affiliates);
8.5.4	transacting or establishing business relationship with any Competitor (including but not limited to becoming a business agent, supplier or distributor of the Competitor), or directly or indirectly benefiting from engaging in the Competing Business or from the Competitor;
8.5.5	entering into any agreement, undertaking or other arrangement, which restricts or impairs or may restrict or impair the Purchaser and/or its Affiliates from and by engaging in business relating to that of the Group Companies;
8.5.6	soliciting business from customers, agents, suppliers and partners of the Purchaser and/or its Affiliates for the account of themselves and/or its Affiliates other than the Group Companies, any Competitor or other Person, or soliciting the existing customers, agents, suppliers and partners of the Purchaser and/or its Affiliates to terminate cooperation with the Purchaser and/or its Affiliates; or

8.5.7	reaching in any form, and/or entering into or attempting to enter into transaction with, any customer related to the Competing Business for the account of themselves and/or its Affiliates other than the Group Companies, any Competitor or other Person (provided that this shall not apply to any transaction conducted or attempted to be conducted with such customer which is not related to the Competing Business).

For the sake of clarity, the Parties confirm that the non-compete covenant set forth in Article 8.5 hereof is made for the Transaction, and not based on the labor contract relationship between the Founders and the Group Companies. The Founders acknowledge and undertake that they will not use any inconsistency or conflict between the provisions of such Article and the provisions of the Labor Contract Law and other labor laws and regulations as basis to claim invalidity, revocation or change of and to the covenants made by them.

8.6	Non-solicitation or No Negotiation

From the Signing Date to the Closing Date or the Handover Date (whichever is later):

8.6.1	Without prior written consent of the Purchaser, the Covenantors shall not, and shall procure their respective Affiliates, Officers, directors, representatives or agents, and the shareholders of the Target Company other than the Transferors not to:
(a)	solicit, initiate, consider, encourage or accept any proposal or offer made by any Person on: (A) any investment in any of the Group Companies (whether by equity or debt); (B) purchase or otherwise acquisition of equity, assets or business of any of the Group Companies in whole or in part; (C) merger, consolidation or other form of business amalgamation with or into any of the Group Companies or its business; or (D) recapitalization, asset reorganization, restructuring, or other transactions not in the normal course of business, which involves or otherwise relates to any of the Group Companies; or
(b)	enter into any agreement, memorandum, letter of intent or similar legal instruments, participate in any discussion, talk, negotiation or other form of communication, or provide other Persons with information, or in any way cooperate, assist or participate in, facilitate or encourage any other Person to make any effort or attempt, in each case, with respect to any of the matters stated above.
8.6.2	Unless otherwise agreed by the Purchaser in writing, the Covenantors and/or any of their respective Affiliates, Officers, directors, representatives or agents shall immediately cease or procuring the termination of all existing discussions, talks, negotiations and other forms of communication with any other Persons to date with respect to transactions identical, close or similar to those contemplated hereunder. If any Person makes any proposal or offer for transactions identical, close or similar to those contemplated hereunder, or any attempt or other contact for the foregoing, the Covenantors shall immediately notify the Purchaser, with reasonable details on the identity of the Person making such proposal, offer, attempt or contact, and the terms and conditions thereof.
8.7	Use of Name

8.7.1	Regardless of whether the Purchaser then holds any equity in the Group Companies directly or indirectly, without prior written consent of the Purchaser, other Parties other than the Purchaser shall not, and shall procure their Affiliates not to: (i) use, publish or reproduce the name of the Purchaser or any of its Affiliates, or any similar company name, trade name, trademark, product or service name, domain name, pattern, mark, logo, label or particular description that enables third parties to identify the Purchaser or any of its Affiliates, for any of its marketing, advertising, promotional or other purposes; or (ii) make any direct or indirect declaration that any products or services offered by the Group Companies or any of its controlled Affiliates have been endorsed or supported by the Purchaser or any of its Affiliates, except for compliance with requirements of the securities laws and regulations of the PRC and relevant governments and the stock exchanges as well as the financial regulators in Hong Kong or the United States.
8.7.2	Prior to the completion of the Closing of the Transaction, without prior written consent of the Group Companies, the Purchaser shall not, and shall procure its Affiliates not to: (i) use, publish or reproduce the name of the Group Companies or any of their Affiliates, or any similar company name, trade name, trademark, product or service name, domain, pattern, mark, logo, label or particular description that enables third parties to identify the Group Companies or any of their Affiliates, for any of its marketing, advertising, promotional or other purposes; or (ii) make any direct or indirect declaration that any products or services offered by the Purchaser or any of its controlled Affiliates have been endorsed or supported by the Group Companies or any of their Affiliates.
8.8	Confidentiality
8.8.1	Confidential Information
(a)	The Parties shall keep confidential the fact that the Parties enter into the Transaction Documents, the terms of Transaction Documents, and Trade Secret or proprietary information relating to the equity and business of the Group Companies (“Confidential Information”), and shall not disclose such information to any third party. The Covenantors understand that the Confidential Information is extremely important to the Purchaser after the completion of the Closing, and any disclosure of such Confidential Information may directly or indirectly benefit the Competitors of the Purchaser, and prejudice the interest of the Purchaser. Therefore, the Covenantors agree that after the execution of this Agreement, except for the purpose of facilitating the performance of their obligations hereunder, they shall, and shall procure their Affiliates and their respective directors, officers, employees, accountants, consultants, representatives and agents to keep confidential all the Confidential Information.
(b)	The Purchaser agrees that after the execution of this Agreement, except for the purpose of facilitating the performance of its obligations hereunder, it shall, and shall procure its Affiliates and their respective directors, officers, employees, accountants, consultants, representatives and agents to keep confidential all the Confidential Information.
(c)	Such restriction shall not apply to any information which: (i) is already known to the public at the time of disclosure, and enters the public domain other than as a result of breach of this Agreement by the information receiving Party; (ii) is disclosed with prior written consent of the other Party; (iii) is disclosed by a Party to its Affiliates, directors, officers, employees, accountants, consultants, representatives and agents who have agreed to perform the duty of confidentiality, for the purpose of performing the transactions contemplated under the Transaction Documents; (iv) is legally obtained by the receiving Party from any third party subsequently; or (v) is disclosed by a Party according to the requirements of any Governmental Authority or regulator having jurisdiction over it/him (including but not limited to the stock exchanges as well as the financial regulators in Hong Kong or the United States). For the avoidance of doubt, the Purchaser may make appropriate disclosure by filing a Form 6-K with the U.S. Securities and Exchange Commission, publishing an announcement on the website of The Stock Exchange of Hong Kong Limited, and in its annual report, interim report, results announcement or similar documents, and attach this Agreement as an appendix to its annual report.

8.8.2	Press Release

Without prior written consent of the Parties, no Party may publish any press release, announcement or marketing material about, accept any interview by any industrial or professional media on, and/or otherwise make public disclosure of, the Transaction and any receipt and/or information made available for the public by the competent Governmental Authority for the Anti-monopoly Notification regarding the Acquisition Transaction. Notwithstanding the foregoing, such restriction shall not apply to any form of public disclosure made by the Purchaser in accordance with the applicable Laws and regulations, listing rules and/or requirements of any Governmental Authority having jurisdiction over it, provided that it shall discuss and confirm the content of disclosure with relevant Party before such public disclosure.

8.9Waiver and Exemption

The Founders and the Transferors hereby acknowledge and agree to waive any claims and Actions against all Group Companies that have accrued as of the Closing or based on the facts prior to the Closing, if the Closing takes place.

8.10Other Contractual and Post-Closing Undertakings
8.10.1	Full-time Work. The Founders undertake that they shall maintain the labor relationship with the Group Companies (“Employer”) for at least three (3) years from the Closing Date (and only with respect to CHEN Wei, he shall not be subject to the attendance requirements of the Employer). From the Closing Date and during the period when serving the Employer as an employee, each of the Founders undertakes that he will devote sufficient attention to the operation and management of, make his best reasonable efforts to promote the development of, facilitate law-abiding and compliant operation of, and seek benefits for, the Employer, and will not take any part-time job. When holding office in the Employer, each of the Founders shall fulfill his duty of royalty and duty of diligence towards the Employer, and shall not engage in any acts against the Laws and regulations by use of his post in or in the name of the Employer, and shall, unless agreed by the Purchaser, neither directly or indirectly enter into any Connected Transaction with the Purchaser, the Group

Companies and/or their Affiliates, nor engage in any acts which prejudice or may prejudice the interests of the Purchaser, the Group Companies and/or their Affiliates.

8.10.2	Continuous Service by Core Employees. The Founders and the Domestic ESOP Platforms shall maintain the stability of the services of the Core Employees, and ensure that the Core Employees will comply with the provisions of the Labor Contract set forth in Section 2.10 of Schedule C-1, and continue their services for the Target Company or the Persons designated by the Purchaser for at least three (3) years (or a shorter period agreed by the Target Company or the Persons designated by the Purchaser), unless after the departure of any of the Core Employees, the Group Companies have employed a new qualified successor within three (3) months with the aid of the Founders, who has been approved by the Purchaser after assessment.
8.10.3	Remaining Handovers. The Founders undertake to complete the handover of remaining materials set forth in Section 2.11 of Schedule C-1 hereto within ten (10) business days after the First Tranche Payment Date, and after the Closing and during the period when they hold office in the Group Companies and/or their Affiliates, the Founders shall make their best efforts to procure the Group Companies to complete the remaining handovers (if any) in accordance with the requirements of the Purchaser.
8.10.4	Deregistration. Within six (6) months after the Closing, during the period when they hold office in the Group Companies and/or their Affiliates, the Founders shall make efforts to assist the Group Companies in completing the deregistration of Jiangxi Kongjian Zhihui Decoration Co., Ltd., Kunming iKongjian Decoration Co., Ltd., Hangzhou iLianjie Decoration Engineering Co, Ltd., and iKongjian Technology (Beijing) Co., Ltd. Jiangxi Branch.
8.10.5	Improvement of Internal Control System. After the Closing, during the period when they hold office in the Group Companies and/or their Affiliates, the Founders shall make their best efforts to assist the Purchaser and the Group Companies in improving the internal control system of the Group Companies, including but not limited to: (i) going through and standardizing all pre-Closing financial records of the Group Companies; (ii) improving the financial internal control system of the Group Companies, and adjusting and standardizing the financial and accounting policies of the Group Companies in accordance with the applicable Accounting Standards; and (iii) improving the business system and financial accounting mechanism of the Group Companies and standardizing the interconnection between the business system and the financial system.
8.10.6	Flexible Working Hours System. After the Closing, during the period when they hold office in the Group Companies and/or their Affiliates, the Founders shall make their best efforts to assist the Group Companies in obtaining approval documents from competent labor authorities for their implementation of flexible working hours system.
8.10.7	Intellectual Property Rights Protection. During the period when they hold office in the Group Companies and/or their Affiliates, the Founders shall make efforts to assist the Group Companies in registering the trademarks, patents, computer software copyrights or other Intellectual Property Rights used or planned to use in the business of the Group Companies, with relevant Governmental Authority. The Founders and the Group Companies undertake that the Group Companies will not apply for High-tech Enterprise Certificate with respect to the patents or relevant rights co-owned by iKongjian Technology and Suqian Pengrui from the Signing Date hereof to the Closing Date.

Article 9Breach of Contract and Indemnification
9.1	Liabilities for Breach of Contract
9.1.1	Subject to Article 9.1.7 hereof, the Covenantors shall severally and jointly indemnify, defend and hold the Purchaser (acting on its own behalf or on behalf of every other Purchaser’s Indemnitee (as defined below), so that the Purchaser and every other Purchaser’s Indemnitee will be indemnified, regardless of whether they are a Party hereto or not) harmless from and against any damages, losses, claims, suits, demands for payment, judgments, settlements, Taxes, interest, costs and expenses (including but not limited to the fees and reimbursements paid to attorneys and consultants, or compensation and indemnity paid by it to any third party (including its Affiliates, directors and employees), including the part of losses incurred by the Group Companies that is borne directly or indirectly by the Purchaser, unless such part of loss has been compensated by the Covenantors to the Group Companies) (“Losses”) actually suffered, sustained or incurred by the Purchaser and/or (if the Closing takes place) the Group Companies or brought and actually made (be it a third party claim, claim between the Parties hereto or any other claim) against the foregoing or its or their Affiliates, directors, partners, shareholders, employees, agents and representatives (“Purchaser’s Indemnitees”) directly or indirectly arising out of or in connection with:
(a)	Breach of any of their representations, statements or warranties under the Transaction Documents by the Covenantors; and
(b)	Breach of any of their undertakings or obligations under the Transaction Documents by the Covenantors.

In particular, where the Acquisition Transaction is terminated due to the Transferors’ breach of any of their representations, statements or warranties, or undertakings or obligations under the Transaction Documents, the Transferors shall bear all Taxes, costs and expenses actually borne by the Purchaser with respect to the Acquisition Transaction.

9.1.2	Subject to Article 9.1.7 hereof, the Covenantors shall severally and jointly indemnify, defend and hold the Purchaser (acting on its own behalf or on behalf of every other Purchaser’s Indemnitee, so that the Purchaser and every other Purchaser’s Indemnitee will be indemnified, regardless of whether they are a Party hereto or not) harmless from and against any Losses actually incurred by the Purchaser, the Group Companies or other Purchaser’s Indemnitees arising out of the following matters of the Covenantors occurred before or existing on the Closing Date, regardless of whether such matters have been disclosed herein or otherwise (unless relevant amount has been deducted accordingly from the Transfer Consideration):

(a)	Losses arising out of failure of any of the Group Companies to obtain qualifications, licenses, permits, approvals, registrations or filings in connection with its business operations required under the applicable Laws;
(b)	Any Losses or liabilities arising out of (A) failure of any of the Group Companies to fully pay, as required under the PRC Laws, (x) contributions to social insurance funds and housing provident fund for its employees or (y) individual income Tax of employees or other individuals for whom it has withholding obligation and the corresponding fines, surcharges and other dues as may arise, or (B) the determination of the Governmental Authority that the employment arrangement of labor outsourcing adopted by the Group Companies is defective;
(c)	Losses arising out of the breach of any Tax regulations applicable to them by the Group Companies, Losses suffered by the Group Companies or the Purchaser arising out of various examinations, suits, arbitrations, administrative penalties or other judicial proceedings due to any cause already existing or occurred before the Closing Date, and any Taxes or taxation liabilities to be borne by the Transferors arising out of any aspect of the Transaction in the course of or after completion of the Transaction;
(d)	Any Tax penalties imposed for any Connected Transaction between the Group Companies and their Affiliates before the Closing Date that is not priced on an arm’s length basis, or acts severely harming the interests of the Group Companies;
(e)	Any legal liabilities of the Group Companies due to any type of dispute or controversy arising from the Group Companies’ shareholding structure, equity ownership, nominee holding relationship, payment of equity transfer consideration, Tax burden for equity transfer, or any issue relating to the previous round of financing or external acquisition;
(f)	Any Losses or liabilities due to infringement upon the Intellectual Property Rights of any third party by any of the Group Companies;
(g)	Any Losses suffered by the Purchaser or the Group Companies after the Closing Date arising from any employee restrictive share/option incentive granted by the Group Companies before the Closing or any issue concerning the cooperation mode of city partners;
(h)	Any Losses suffered by the Purchaser or the Group Companies arising from any defect in the operation of the Kongjian Zhihui flagship store opened on T-mall platform and the iKongjian flagship store opened on JD platform by the Group Companies;
(i)	Any liabilities for breach of contract arising from material breach of contracts concluded by the Group Companies due to acts of the Group Companies before the Closing Date;
(j)	Any penalties or liabilities of the Group Companies arising from their breach of applicable personal information protection laws before the Closing Date;

(k)	Any material Losses suffered by the Purchaser’s Indemnitees arising from any lawsuit, arbitration, administrative penalty or other judicial proceedings involving the Group Companies due to any cause already occurred or existing before the Closing Date;
(l)	Any penalties or liabilities of the Group Companies arising from their breach of applicable anti-corruption or anti-unfair competition laws before the Closing Date;
(m)Any penalties or liabilities of the Group Companies arising from any off-book debts or corporate accounting treatment on or before the Closing Date;
(n)	Any Indebtedness, Liabilities and obligations of the Group Companies not in the ordinary course of business occurring after the date of financial statements which (i) originate or derive from loans, Indebtedness, Liabilities, guarantees and other contingent debts of the Group Companies on or before the date of financial statements but not disclosed in the financial statements, or (ii) matters occurring prior to the date of financial statements;
(o)	Losses suffered by any of the Group Companies arising from personal protection of its workers (including but not limited to work-related matters).

Upon occurrence or its knowledge of the occurrence of the above matters, the Purchaser shall timely notify the Covenantors and reasonably cooperate with the Covenantors to take corresponding measures to mitigate losses.

9.1.3	In particular, where the Tax authority or foreign exchange administration imposes any penalty, pursues payment of Taxes or surcharges, or imposes additional liabilities or obligations on and against the Purchaser’s Indemnitees due to matters in the Acquisition Transaction carried out by the Transferors (including other transferors in the Remaining Share Transaction) in the Acquisition Transaction, including but not limited to inconsistency between the Transfer Consideration and its corresponding valuation, then the Transferors shall severally and jointly compensate for all Losses so suffered by the Purchaser’s Indemnitees. Where the Purchaser receives any demand from the Tax authority or foreign exchange administration for investigation of such matters, the Purchaser shall timely inform the Transferors about its receipt of the investigation demand, to the extent legal, reasonable and necessary. Where the Covenantors receive any demand from the Tax authority or foreign exchange administration for investigation of such matters, including a requirement for the Purchaser to provide its information in the Acquisition Transaction, then the Purchaser shall cooperate to do so to the extent legal, reasonable and necessary.
9.1.4	Subject to Articles 3.4.1 and 5.1 hereof, where the Purchaser fails to pay the Transfer Consideration to any of the Transferors when due, then for each day in delay, the Purchaser shall pay such Transferor liquidated damages at 0.05% of the amount of the unpaid and overdue Transfer Consideration, and if such payment is overdue for more than twenty (20) business days, then in the absence of breach of contract by the Transferors, the Transferors shall have the right to unilaterally terminate this Agreement and demand the Purchaser to compensate the Transferors and the Group Companies for all actual Losses so suffered, including but not limited to all Taxes, costs and expenses actually incurred by the Transferors.

9.1.5	It is agreed that if the Purchaser’s Indemnitees have actually incurred Losses set forth in Article 9.1.1, Article 9.1.2 or Article 9.1.3, then unless otherwise agreed herein, the Purchaser and/or its Affiliates shall have the right to directly deduct the amount of compensation and indemnity payable by the Covenantors to the Purchaser’s Indemnitees from all corresponding tranche payments or other amounts payable by the Purchaser and/or its Affiliates to such Covenantors.
9.1.6	It is agreed that:
(a)	Where this Agreement is early terminated before the Closing for any reason, the Covenantors including the Group Companies shall be severally and jointly liable to the Purchaser for their obligations and liabilities under the Transaction Documents that are not affected by the early termination of this Agreement; and
(b)	Once the Closing takes place, then: (i) the Covenantors (which, for the avoidance of doubt, shall exclude the Group Companies) shall be severally and jointly liable to the Purchaser for their obligations and liabilities under the Transaction Documents, for which the Group Companies shall assume no joint and several liability, and (ii) the Transferors shall not claim on any ground and in any way any right or recovery against the Group Companies with respect to any compensation or indemnity made by them to the Purchaser’s Indemnitees under the Transaction Documents, and shall unconditionally and irrevocably waive any of their recourses or claims against the Group Companies.
9.1.7	The compensation liability of the Covenantors under the Transaction Documents shall be limited as below:
(a)	the aggregate amount of all compensation liabilities of CHEN Wei under the Transaction Documents shall be capped at RMB23,685,864.2463, and the aggregate amount of all compensation liabilities of XIN Yihua under the Transaction Documents shall be capped at RMB6,314,135.7537;
(b)	Notwithstanding the foregoing, it is agreed that the limitation of compensation set forth in Article 6.3 and Article 9.1.7 (a) (including the duration of representations and warranties and compensation liability cap, etc. thereunder) shall not apply: (i) in case of any fraud, gross negligence or willful misconduct of the Transferors, and (ii) to the compensation liability under Article 9.1.2 (b), Article 9.1.2 (c) or Article 9.1.3.
9.1.8	For the avoidance of doubt, all remedies provided hereunder are not mutually exclusive and, therefore, can be applied concurrently. The exercise of remedies provided hereunder shall not preclude any other rights or remedies available to the Parties under the Laws or other documents.
Article 10 Termination
10.1	Under any of the following circumstances, this Agreement may be terminated before the Closing Date:
10.1.1	The Parties unanimously agree in writing to terminate this Agreement;

10.1.2	Either Party hereto may terminate this Agreement by giving a written notice to the other Parties, if any Governmental Authority promulgates any Laws, issues any order, decree or ruling or takes any other legal actions to restrict, stop or otherwise prohibit the transactions under the Transaction Documents, or render it illegal or impossible to consummate the transactions under the Transaction Documents, and such order, decree or ruling or other legal actions are final, unactionable, unappealable and not eligible for application for reconsideration; and
10.1.3	Unless otherwise agreed by the Parties, to the extent that the Transferors and the Group Companies provide information and materials required for the Anti-monopoly Notification to the Purchaser in accordance with Article 2.2, either Party hereto may terminate this Agreement by giving a written notice to the other Parties, if the competent Governmental Authority does not make a review decision of unconditional approval or conditional approval of the Anti-monopoly Notification for the Acquisition Transaction within 420 days (or 510 days, if the competent Governmental Authority raises any competition concern in the review of the Anti-monopoly Notification) from the execution of this Agreement.
10.1.4	The Purchaser may terminate this Agreement by giving a written notice to the other Parties, which shall indicate the effective date of termination, if:
(a)	any of the representations and warranties of the Covenantors or the Transferors set forth in any Transaction Documents is inauthentic, inaccurate, misleading or has omission;
(b)	any event or circumstance takes place which causes or can be reasonably expected to cause any Material Adverse Effect;
(c)	the Covenantors or the Transferors breach the covenants, undertakings or obligations under any Transaction Document, which has not been cured within twenty (20) business days after the Purchaser gives a written demand to do so; or
(d)	the Purchaser opts to exercise the right of termination in accordance with the provisions of the last paragraph of Section 2 of Schedule C-1.
10.1.5	The Covenantors may terminate this Agreement by giving a written notice to the other Parties, which shall indicate the effective date of termination, if:
(a)	any of the representations and warranties of the Purchaser set forth in any Transaction Document is inauthentic, inaccurate, misleading or has omission;
(b)	any event or circumstance takes place which causes or can be reasonably expected to cause any Material Adverse Effect; or
(c)	the Purchaser fails to pay any Transfer Consideration to the Transferors more than twenty (20) business days after the due date (except for overdue payment caused by bank or regulatory reason of the Governmental Authority).
10.1.6	If, within 600 days after the execution of this Agreement:
(a)	the conditions precedent to the First Tranche Payment set forth in Section 1 of

Schedule C-1 or the conditions precedent to the Second Tranche Payment set forth in Section 2 of Schedule C-1 are not all satisfied or waived in writing by the Purchaser due to reasons not attributable to either Party (other than those to be satisfied on the Closing Date in accordance with this Agreement), either the Transferors or the Purchaser shall have the right to terminate this Agreement by giving a written notice to the other Parties, which shall indicate the effective date of termination;

(b)	the conditions precedent to the First Tranche Payment set forth in Section 1 of Schedule C-1 or the conditions precedent to the Second Tranche Payment set forth in Section 2 of Schedule C-1 are not all satisfied or waived in writing by the Purchaser (other than those to be satisfied on the Closing Date in accordance with this Agreement), the Purchaser shall have the right to terminate this Agreement by giving a written notice to the other Parties, which shall indicate the effective date of termination, except that no satisfaction of all the conditions precedent set forth in Section 1 or 2 of Schedule C-1 is caused by Section 1.3, Section 1.10, Section 1.11, Section 1.12, Section 1.20, Section 1.21, Section 2.7, Section 2.8, Section 2.9 and Section 2.11 of Schedule C-1 being not all satisfied or waived in writing by the Purchaser (other than those to be satisfied on the Closing Date in accordance with this Agreement) due to the Purchaser’s unilateral refusal to sign the Transaction Documents or Remaining Share Transaction Documents or intentional delay;
(c)	the conditions precedent set forth in Section 1 or 2 of Schedule C-1 are not all satisfied because Section 1.3, Section 1.10, Section 1.11, Section 1.12, Section 1.20, Section 1.21, Section 2.7, Section 2.8, Section 2.9 and Section 2.11 of Schedule C-1 are not all satisfied or waived in writing by the Purchaser (other than those to be satisfied on the Closing Date in accordance with this Agreement) due to the Purchaser’s unilateral refusal to sign the Transaction Documents or Remaining Share Transaction Documents or intentional delay, the Transferors shall have the right to terminate this Agreement by giving a written notice to the other Parties, which shall indicate the effective date of termination;
(d)	any existing shareholder fails to complete the transfer of all corresponding equity in all Group Companies, or the transfer of equity in the Group Companies by any existing shareholder is terminated in accordance with this Agreement, and the Purchaser does not terminate this Agreement by giving a written notice to the other Parties, then the Transferors may terminate this Agreement by giving a written notice to the other Parties, which shall indicate the effective date of termination.

Notwithstanding the foregoing, (1) where the Target Company, the Transferors and any existing shareholder cause any of the Remaining Share Transactions to fail to be completed within the said time limit or terminated by conspiring with, soliciting or inducing other shareholders of the Target Company or taking other improper actions, the Transferors shall have no right to terminate; and (2) where the Purchaser and any existing shareholder cause any of the Remaining Share Transactions to fail to be completed within the said time limit or terminated by conspiring with, soliciting or inducing other shareholders of the Target Company or taking other improper actions.

10.2	The Purchaser shall have the right to terminate this Agreement by giving a written notice to the other Parties, where the Remaining Share Transaction is not completed due to reasons of the other shareholders of the Target Company, or any share transfer transaction in the Remaining Share Transaction is canceled or terminated. However, if the Purchaser and any existing shareholder cause any equity transfer transaction in the Remaining Share Transaction to be canceled or terminated by conspiring with, soliciting or inducing other shareholders of the Target Company or taking other improper actions, the Purchaser shall have no right to terminate.
10.3	For the avoidance of doubt, the right to early terminate this Agreement of the Parties as stated above shall be in addition to any other remedies available to them, and such termination shall neither exempt any obligation of the other Parties accrued up to the date of termination of this Agreement, nor exempt the other Parties’ liability for compensating for the losses of the non-breaching Party arising from their breach of this Agreement or other Transaction Document.
10.4	Effect of Termination of Agreement

It is agreed that the date when the Purchaser and/or other Parties give a notice of termination of this Agreement in accordance with Article 10.1.2, 10.1.3, 10.1.4, 10.1.5 or 10.1.6 or when the Parties mutually agree to terminate this Agreement in writing in accordance with Article 10.1.1, shall be the date of termination of this Agreement, and:

10.4.1	in the absence of filing and payment of individual income Tax, the Transferors and the Purchaser shall jointly cooperate to complete the release of the Two-to-sign Account and refund the full price under escrow to the Purchaser. Unless otherwise agreed herein, the Purchaser is not required to pay any outstanding amount to the Covenantors or the Transferors from the date of termination of this Agreement;
10.4.2	all costs, expenses and Taxes arising from the transactions hereunder shall be severally or jointly borne by the Party at fault for the termination in accordance with Article 10.1, or to the extent that no Party is at fault, be borne equally by the Covenantors and the Transferors on one part and the Purchaser on the other part with respect to the corresponding Taxes (if any) and by the Parties respectively with respect to the corresponding costs and expenses (and for the avoidance of doubt, the Transferors shall not bear the costs, expenses and Taxes arising from the Remaining Share Transaction between the Purchaser and other shareholders of the Target Company); and
10.4.3	After this Agreement is terminated in accordance with Article 10.1, all rights and obligations of the Parties hereto under this Agreement shall terminate, and the Parties hereto shall refund such consideration or surrender such equity (if applicable) as obtained from the other Party hereunder within thirty (30) business days after the termination of this Agreement on the principles of fairness, reasonableness and good faith, trying to have them reinstated to the state at the time of the execution of this Agreement (and for the avoidance of doubt, only with respect to the surrender of equity, such period shall mean the period for the completion of filing a registration change request for equity transfer, provided, however, that failure to make such filing within such period shall not be deemed as a breach if it is caused by refusal of cooperation by the existing shareholders or approval of the Governmental Authority). A Party shall have no claim against the other Parties under this Agreement or for the termination of this Agreement, other than the liabilities under

Article 9 (Breach of Contract and Indemnification). Article 1 (Definitions and Interpretation), Article 8.7 (Use of Name), Article 8.8 (Confidentiality), Article 10.4 (Effect of Termination of Agreement) and Article 12 (Miscellaneous) shall survive the termination of this Agreement.

Article 11 Force Majeure
11.1	A Party hereto shall not be liable for its/his non-performance or partial performance of this Agreement directly caused by earthquake, typhoon, flood, fire, epidemic, war, riot, hostility, public unrest, strike and any other force majeure event that is unpredictable, unpreventable and inevitable to or by the affected Party (“Force Majeure”), provided that, such affected Party shall immediately give a written notice to the other Parties by fax or personal delivery without delay, and shall provide the other Parties with details of the Force Majeure event, explaining the reasons for its/his non-performance, partial performance or delay in performance, within fifteen days upon the said written notice.
11.2	Where the Party claiming Force Majeure fails to notify the other Parties and provide appropriate proof as stated above, such Party shall not be exempted from the liability for its/his failure to perform the obligations hereunder. The affected Party shall make reasonable efforts to mitigate the consequences of such Force Majeure, and resume performance of all relevant obligations as soon as possible after the termination of such Force Majeure. The affected Party shall be liable to other Parties for its/his failure to resume performance of relevant obligations after the disappearance of the reason for temporary exemption of such obligations due to Force Majeure.
11.3	In case of any Force Majeure, the Parties shall immediately discuss with each other to reach a fair solution, and make every reasonable effort to mitigate the consequence of such Force Majeure as much as possible.
Article 12 Miscellaneous
12.1	Short-form Agreement

It is agreed that, for the convenience of completing governmental procedures relating to the transactions contemplated under the Transaction Documents, the Parties shall negotiate in good faith and enter into any other separate contract, agreement or document in connection with matters hereunder (including but not limited to the short-form share transfer agreement and other documents to be entered into in accordance with the requirements of the Administration for Market Regulation, the foreign exchange administration and the competent Tax authority), provided that in case of any conflict or inconsistency between such contract, agreement or document and this Agreement, this Agreement shall prevail.

12.2	Taxes and Fees

The Parties hereto shall respectively bear any Taxes and charges to be payable by them in connection with the transaction hereunder under the applicable Laws. Where the Target Company and/or the Transferors unilaterally decide to terminate the Transaction (except due to the unilateral fault of the Purchaser and its Affiliates and in accordance with this Agreement), or where failure of Closing of the Transaction is due to the fault of the Target Company and/or the Transferors, then in addition to the Target Company and/or the Transferors’ assumption of corresponding liabilities for breach of contract in accordance with this Agreement, the Target Company shall also bear all costs incurred by the Purchaser in connection with the due diligence and other work relating to the Transaction, including but not limited to the fees for engaging external attorneys, auditors, appraisers and conducting due diligence, provided that such costs so borne shall be capped at RMB2,400,000 and any amount in excess thereof shall be solely borne by the Purchaser.

12.3	Notice
12.3.1	All notices and other communications required or given hereunder shall be sent to the address of the Party concerned set forth in Schedule H by personal delivery, registered mail, postage prepaid, commercial courier service, or email. Such notices shall be deemed validly served: (i) on the date of dispatch or rejection, if sent by personal delivery, courier service, or registered mail, postage prepaid and addressed to the address for notice, and (ii) when such email arrives in the email system of the attention, if sent by email.
12.3.2	Any change by a Party (“Changing Party”) to the said correspondence address or notification method shall be notified by the Changing Party to the other Parties within seven (7) days upon such change. If the Changing Party fails to make timely notice as agreed, the Changing Party shall bear any losses caused thereby.
12.4	Entire Agreement

This Agreement, other Transaction Documents and their schedules shall constitute the entire agreement between the Parties with respect to the Transaction, and supersede any previous agreement, memorandum of understanding, representation or other obligation entered into by the Parties for the Transaction (whether in writing or orally, including all kinds of communication), and this Agreement (including its amendments or modifications, and other Transaction Documents) contains the only and entire agreement among the Parties with respect to the matters hereunder.

12.5	Severability

If, under any Laws or public policy, any term or other provision hereof is held invalid, illegal or unenforceable, then as long as the economic or legal substance of the transaction contemplated hereunder is not materially adverse in any way to any Party, all other terms and provisions hereof shall remain in full force and effect. Where any term or other provision is held invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to amend this Agreement in an acceptable manner as close as possible to the original intent of the Parties, so as to complete the transaction contemplated hereunder as originally planned to the maximum extent.

12.6	Waiver

Either Party hereto may: (i) extend the time for any other Party to perform any obligation or take any action, (ii) waive to hold any other Party liable for any inaccuracy of any representation or warranty made herein or in any other Transaction Document, or (iii) waive to demand any other Party to comply with any agreement or required condition contained herein. No such extension or waiver shall be effective until the Party bound thereby signs a written document on such extension or waiver. No waiver of a Party of any breach of any provision of this Agreement shall operate as or be construed as a further waiver of such breach or a continuing waiver, or a waiver of any other breach or subsequent breach. Unless otherwise provided herein, failure or delay of any Party to exercise any right, power or remedy hereunder or otherwise available under the Laws and regulations shall not operate as a waiver of such right, power or remedy. And single or partial exercise of such right, power or remedy by such Party shall not preclude any other or further exercise of such right, power or remedy, or the exercise of any other right, power or remedy.

12.7	Assignment and Succession

This Agreement shall be inure to the benefits of the successors and assigns of the Parties, who may have the rights and obligations hereunder. The Purchaser may transfer or assign its rights, interests and obligations hereunder and under other Transaction Documents to any of its Affiliates, or with consent of the Transferors, to any third party. Without prior written consent of the Purchaser, none of the other Parties may transfer or assign any of their rights or obligations hereunder.

12.8	Effectiveness

This Agreement shall take effect as of the date first written above and be binding upon the Parties after due execution by the Parties (that is, signed by hand for natural person, and affixed with common seal for enterprise legal person or other non-natural person).

12.9	Schedules

The schedules of this Agreement shall be integral parts of this Agreement and mutually supplementary to and shall have the same legal force as the body of this Agreement. In case of any conflict between a Schedule hereto and this Agreement, the body of this Agreement shall prevail and make amendment accordingly.

12.10	Amendment

This Agreement may be amended or changed by mutual agreement of the Parties hereto. Any amendment or change must be made in writing and become effective upon execution by the Parties.

12.11	Governing Laws and Dispute Resolution
12.11.1	Governing Laws. The formation, validity, interpretation and performance of this Agreement and the resolution of dispute arising out of this Agreement shall be governed by and interpreted in accordance with the PRC Laws.
12.11.2	Dispute Resolution. Any dispute arising out of or in connection with the performance of this Agreement shall be resolved by Parties through amicable negotiation. Where any dispute fails to be resolved through negotiation within two (2) months as of the occurrence of the dispute, either Party may submit it to China International Economic and Trade Arbitration Commission (CIETAC) to be arbitrated in Beijing, in accordance with the arbitration rules of CIETAC then in force for arbitration. The arbitration tribunal shall consist of three (3) arbitrators appointed according to the arbitration rules, and the claimant and the respondent shall each appoint one (1) arbitrator, and the third (3rd) arbitrator shall be jointly selected by the Parties or appointed by the chairman of the CIETAC under joint entrustment by the Parties.

The arbitration language shall be Chinese. The arbitration award shall be final and binding upon the Parties. The arbitration costs shall be borne by the defeated Party.

12.11.3	Continuing Performance. Pending dispute resolution, the Parties shall continue owning their respective other rights hereunder and shall continue performing their respective obligations hereunder.
12.12	Language and Counterpart

This Agreement shall be written in Chinese. This Agreement may be made in several counterparts, each of which shall have the same legal effect.

12.13	No Third Party Beneficiary

This Agreement shall be binding upon and inure to the benefits of the Parties and their respective successors and permitted assigns only. Notwithstanding the foregoing, the Purchaser’s Indemnitees shall have the right to enforce this Agreement directly as if they were a Party hereto.

(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.)

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Kongjian Zhihui Decoration (Beijing) Co., Ltd. (Common Seal)

/s/ Kongjian Zhihui Decoration (Beijing) Co., Ltd. (Common Seal)

By:	/s/ CHEN Wei

Name:	CHEN Wei
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

iKongjian Technology (Beijing) Co., Ltd. (Common Seal)

/s/ iKongjian Technology (Beijing) Co., Ltd. (Common Seal)

By:	/s/ CHEN Wei

Name:	CHEN Wei
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

iKongjian Decoration (Shenzhen) Co., Ltd. (Common Seal)

/s/ iKongjian Decoration (Shenzhen) Co., Ltd. (Common Seal)

By:	/s/ XIN Yihua

Name:	XIN Yihua
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Huitianxia Home Furnishings (Tianjin) Co., Ltd. (Common Seal)

/s/ Huitianxia Home Furnishings (Tianjin) Co., Ltd. (Common Seal)

By:	/s/ XIN Yihua

Name:	XIN Yihua
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Guangdong iShare Building & Renovation Co., Ltd. (Common Seal)

/s/ Guangdong iShare Building & Renovation Co., Ltd. (Common Seal)

By:	/s/ YAN Jia

Name:	YAN Jia
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Shanghai Kongjian Zhihui Decoration Co., Ltd. (Common Seal)

/s/ Shanghai Kongjian Zhihui Decoration Co., Ltd. (Common Seal)

By:	/s/ ZHANG Wei

Name:	ZHANG Wei
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Tianxiajia Technology Chengdu Co., Ltd. (Common Seal)

/s/ Tianxiajia Technology Chengdu Co., Ltd. (Common Seal)

By:	/s/ XIN Yihua

Name:	XIN Yihua
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Kongjian Zhihui Decoration (Wuhan) Co., Ltd. (Common Seal)

/s/ Kongjian Zhihui Decoration (Wuhan) Co., Ltd. (Common Seal)

By:	/s/ ZHU Changyan

Name:	ZHU Changyan
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Hangzhou iLianjie Decoration Engineering Co, Ltd. (Common Seal)

/s/ Hangzhou iLianjie Decoration Engineering Co, Ltd. (Common Seal)

By:	/s/ XIN Yihua

Name:	XIN Yihua
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

.iKongjian (Foshan) Building & Renovation Engineering Co., Ltd. (Common Seal)

/s/ iKongjian (Foshan) Building & Renovation Engineering Co., Ltd. (Common Seal)

By:	/s/ XIN Yihua

Name:	XIN Yihua
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

iZhihui iKongjian (Tianjin) Technology Co., Ltd. (Common Seal)

/s/ iZhihui iKongjian (Tianjin) Technology Co., Ltd. (Common Seal)

By:	/s/ XIN Yihua

Name:	XIN Yihua
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Jiangxi Kongjian Zhihui Decoration Co., Ltd. (Common Seal)

/s/ Jiangxi Kongjian Zhihui Decoration Co., Ltd. (Common Seal)

By:	/s/ LEI Qing

Name:	LEI Qing
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Kunming iKongjian Decoration Co., Ltd. (Common Seal)

/s/ Kunming iKongjian Decoration Co., Ltd. (Common Seal)

By:	/s/ Yang Fan

Name:	Yang Fan
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Zhengzhou Kongjian Zhihui Decoration Engineering Co., Ltd. (Common Seal)

/s/ Zhengzhou Kongjian Zhihui Decoration Engineering Co., Ltd. (Common Seal)

By:	/s/ WANG Cheng

Name:	WANG Cheng
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Xi’an iShare Decoration Engineering Co, Ltd. (Common Seal)

/s/ Xi’an iShare Decoration Engineering Co, Ltd. (Common Seal)

By:	/s/ YAN Jia

Name:	YAN Jia
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Jinan iKongjian Information Technology Co., Ltd. (Common Seal)

/s/ Jinan iKongjian Information Technology Co., Ltd. (Common Seal)

By:	/s/ WANG Cheng

Name:	WANG Cheng
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Suzhou iLianjie Decoration & Furnishing Co, Ltd. (Common Seal)

/s/ Suzhou iLianjie Decoration & Furnishing Co, Ltd. (Common Seal)

By:	/s/ WANG Xin

Name:	WANG Xin
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Shanxi iKongjian Decoration Technology Co., Ltd. (Common Seal)

/s/ Shanxi iKongjian Decoration Technology Co., Ltd. (Common Seal)

By:	/s/ YIN Junyi

Name:	YIN Junyi
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Youge Home (Tianjin) Co., Ltd. (Common Seal)

/s/ Youge Home (Tianjin) Co., Ltd. (Common Seal)

By:	/s/ YAN Jia

Name:	YAN Jia
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

iLianjie Decoration Engineering (Langfang) Co., Ltd. (Common Seal)

/s/ iLianjie Decoration Engineering (Langfang) Co., Ltd. (Common Seal)

By:	/s/ LIU Shanshan

Name:	LIU Shanshan
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Space Easy Home Decoration Engineering (Jiangsu) Co., Ltd. (Common Seal)

/s/ Space Easy Home Decoration Engineering (Jiangsu) Co., Ltd. (Common Seal)

By:	/s/ MENG Xiaodong

Name:	MENG Xiaodong
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Kongjian Zhihui Decoration (Hefei) Co., Ltd. (Common Seal)

/s/ Kongjian Zhihui Decoration (Hefei) Co., Ltd. (Common Seal)

By:	/s/ XIN Yihua

Name:	XIN Yihua
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

iKongjian Home Technology (Beijing) Co., Ltd. (Common Seal)

/s/ iKongjian Home Technology (Beijing) Co., Ltd. (Common Seal)

By:	/s/ XIN Yihua

Name:	XIN Yihua
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

CHEN Wei

By:	/s/ CHEN Wei

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

XIN Yihua

By:	/s/ XIN Yihua

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first written above.

Beike Meijia Technology (Zhejiang) Co., Ltd. (Common Seal)

/s/ Beike Meijia Technology (Zhejiang) Co., Ltd. (Common Seal)

By:	/s/ PENG Yongdong

Name:	PENG Yongdong
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.